As filed with the U.S. Securities and Exchange Commission on June 26, 2026

Registration No. 333-[__]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Z Squared Inc.

(Exact name of registrant as specified in its charter)

Delaware	6199	98-1465952
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

550 South Andrews Ave., Suite 700

Fort Lauderdale, Florida 33301

(954) 400-9994

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Halabu, Chief Executive Officer

Z Squared Inc.

550 South Andrews Ave., Suite 700

Fort Lauderdale, Florida 33301

(954) 400-9994

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Morris C. Zarif, Esq. Zarif Law Group P.C. 808 Springwood Avenue, Suite 110 Asbury Park, NJ 07712 (732) 755-0146

Approximate date of commencement of proposed sale to the public: From time to time after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to Section 8(a) of the Securities Act, may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED JUNE 26, 2026

Z Squared Inc.

Up to 100,000 Shares of Common Stock

This prospectus relates to the offer and resale from time to time by the selling securityholder named in this prospectus (the “Selling Securityholder”) of up to 100,000 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of Z Squared Inc., a Delaware corporation (“we,” “us,” “our,” or the “Company”), issuable upon the exercise of outstanding warrants to purchase shares of Common Stock, at an exercise price of $12.00 per share (the “Warrants”) held by the Selling Securityholder. See “Selling Securityholder” for additional information regarding the Selling Securityholder.

We are registering the Shares for resale by the Selling Securityholder from time to time. We are not selling any securities under this prospectus and will not receive any proceeds from the sale of shares of Common Stock by the Selling Securityholder. We may receive up to $1,200,000 upon exercise of the option by the Selling Securityholder.

The Selling Securityholder may sell, under this prospectus, up to 100,000 shares of our Common Stock, constituting approximately 0.19% of our outstanding shares of Common Stock as of June 26, 2026 (after giving effect to the exercise of the Warrants in full). The resale of these Shares into the public market, or the perception that such resales may occur, could cause the market price of our Common Stock to decline and could impair our ability to raise capital through future sales of equity securities.

All of the Shares offered in this prospectus by the Selling Securityholder may be resold for so long as the registration statement, of which this prospectus forms a part, is available for use. The sale of all or a portion of the Shares being offered in this prospectus could result in a significant decline in the public trading price of our Common Stock.

We are registering the resale of the Shares. Our registration of the Shares does not mean that the Selling Securityholder will offer or sell any of the Shares registered for resale.

The Selling Securityholder will bear all costs, expenses and fees in connection with the registration of the Shares and all commissions and discounts, if any, attributable to its sales of the Shares.. The Selling Securityholder may offer, sell or distribute all or a portion of the Shares publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholder may sell the Shares in the section titled “Plan of Distribution.”

Our Common Stock is listed on the Nasdaq Global Market under the symbol “ZSQR.” On June 25, 2026, the Nasdaq official closing price of our Common Stock was $12.20 per share.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties referenced under the heading “Risk Factors” beginning on page 4 of this prospectus and in the other documents that are incorporated by reference into this prospectus before purchasing any of the shares offered by this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2026.

i

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, references in this prospectus to “Z Squared,” “the Company,” “we,” “us” and “our” refer to Z Squared Inc., a Delaware corporation, and our subsidiaries, including Z Squared OpCo Inc. (formerly Z Squared Inc., a Wyoming corporation) (“OpCo”). When describing historical events or financial information relating to periods prior to the closing of the business combination described under “Prospectus Summary — The Business Combination” (the “Business Combination”), such terms refer to OpCo as the accounting acquirer. Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames.

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”), under which the Selling Securityholder may, from time to time, sell the securities described in this prospectus in one or more offerings or otherwise as described under “Plan of Distribution.” We are not selling any securities under this prospectus and will not receive any proceeds from the sale of shares of our common stock, par value $0.0001 per share (the “Common Stock”), by the Selling Securityholder.

You should rely only on the information contained in this prospectus, any supplement to this prospectus, in any free writing prospectus filed with the SEC, and the documents incorporated by reference herein. Neither we nor the Selling Securityholder have authorized anyone to provide you with additional information or information different from that contained in this prospectus, or any applicable prospectus supplement or any free writing prospectuses prepared by us or on our behalf and filed with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholder will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment, as the case may be, may add, update or change information contained in this prospectus with respect to such offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any of our Common Stock, you should carefully read this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, together with the additional information described under sections titled “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

For investors outside of the United States: Neither we nor the Selling Securityholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus, and any prospectus supplement, post-effective amendment or any free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of such prospectus outside the United States.

All trademarks, trade names and service marks appearing in this prospectus or the documents incorporated by reference herein are the property of their respective owners. Use or display by us of other parties’ trademarks, trade dress or products is not intended to and does not imply a relationship with, or endorsement or sponsorship of, us by the trademark or trade dress owner.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement, of which this prospectus forms a part, contains forward-looking statements. All statements other than statements of historical fact contained herein, including statements regarding our business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies are forward-looking statements. Words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that,” “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will actually be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	our ability to continue as a going concern and to obtain the financing necessary to fund our operations and growth strategy;

●	our need to raise additional capital, which may not be available on acceptable terms or at all, including under our $50 million committed equity facility;

●	volatility in the prices of Dogecoin, Litecoin, and other digital assets, and in the price of our Common Stock, due to changes in the capital markets, our industry, or our capital structure;

●	our ability to operate our digital asset mining infrastructure profitably, including in periods in which prevailing Dogecoin prices are below our estimated breakeven level, and the effect of changes in network difficulty, hash rate, and energy costs on our mining output and margins;

●	the anticipated performance and useful life of our ASIC mining hardware fleet, the assumptions underlying the valuation of that fleet, and our plans for hardware upgrades or replacement;

●	our ability to execute our strategy to expand into AI, high-density compute, data center, and power generation infrastructure, including our “acquire-and-convert” strategy and our publicly announced goal of developing approximately 100 MW of AI-ready inference capacity over an approximately 18-month period;

●	our ability to execute on our acquisition strategy and integrate acquired businesses and assets successfully, including the proposed acquisition of SkyCore Digital LLC (“SkyCore”) and our proposed acquisition of a majority membership interest in Paradox Data LLC (“Paradox”), and to consummate the related financing;

●	our dependence on Minting Dome Inc. (“Minting Dome”) as our sole provider of hosting, power, and infrastructure services under our master services agreement, and the effect of any change in, or termination of, that arrangement;

●	risks relating to the custody of our digital assets, including our reliance on third-party custodians;

●	our ability to remediate the material weakness in our internal control over financial reporting and to maintain effective internal control and disclosure controls and procedures;

●	our ability to retain key personnel and effectively manage growth;

●	the effect of future sales of our Common Stock, including sales by the Selling Securityholder, and any effect on us of the pending SEC enforcement action to which our former principal stockholder is a party;

●	risks associated with the digital asset mining and computing infrastructure industries, including competition, cyclicality, technological change, and concentration;

●	the impact of economic conditions, inflation, and interest rate trends on our operations;

●	the regulatory environment applicable to cryptocurrency mining, computing infrastructure, and power generation in the United States;

●	potential disruptions due to cybersecurity incidents or system failures;

●	risks associated with legal proceedings and compliance obligations;

●	our ability to maintain the listing of our Common Stock on the Nasdaq Global Market; and

●	other risks and uncertainties described in this prospectus, including those under the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of the Company prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

iii

PROSPECTUS SUMMARY

This summary highlights certain information from this prospectus and the documents incorporated herein by reference. It does not contain all of the information you should consider before investing. You should read this entire prospectus carefully, including “Risk Factors” and the financial statements and related notes incorporated herein by reference.

Z Squared Inc.

Z Squared Inc. (“Z Squared,” the “Company,” “we,” “us,” or “our”) is a computing and digital infrastructure company. Our current operations consist primarily of digital asset mining focused on the generation of Dogecoin (DOGE) and Litecoin (LTC) through merged mining using Scrypt-algorithm ASIC hardware, conducted across six mining facilities located in North Carolina, South Carolina, and Iowa.

We are pursuing a strategic expansion of our business beyond digital asset mining and into artificial intelligence (AI) and high-density compute (HPC) infrastructure, data center development, and power generation. As the initial phase of this strategy, we have publicly announced a goal of developing approximately 100 MW of AI-ready inference capacity over an approximately 18-month period, which we intend to pursue principally through an “acquire-and-convert” strategy of acquiring existing sites and power and infrastructure assets and converting or developing them to support AI, HPC, and data center operations. We have limited or no operating history in these expansion business lines, and there can be no assurance that we will implement this strategy successfully or at all, or that it will achieve the results we anticipate.

Following the completion of the business combination described below (the “Business Combination”) on April 24, 2026, Coeptis Therapeutics Holdings, Inc. (“Coeptis”) changed its corporate name to Z Squared Inc. on April 27, 2026, and our Common Stock began trading on the Nasdaq Global Market under the symbol “ZSQR” on April 27, 2026 (previously trading under the symbol “COEP”). Our principal executive offices are located at 550 South Andrews Ave., Suite 700, Fort Lauderdale, Florida 33301; telephone: (954) 400-9994.

Our mining hardware fleet consists of 9,800 operational ASIC miners, including 8,228 Bitmain Antminer L7 units, 849 Bitmain Antminer L9 units, and 723 ElphaPex DG1+ units, which we acquired from BSG Series CM, LLC, a South Carolina limited liability company (“BSG”), at the closing of the Business Combination on April 24, 2026.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, and we expect to require substantial additional capital to fund the deployment and operation of our mining fleet. See “Risk Factors — Risks Related to Our Financial Condition and Going Concern.”

THE BUSINESS COMBINATION

The Merger Agreement and the Merger. On April 25, 2025, Coeptis Therapeutics Holdings, Inc., a Delaware corporation (“Coeptis”), CP Merger Sub, Inc., a Wyoming corporation and wholly-owned direct subsidiary of Coeptis (“Merger Sub”), and Z Squared Inc., a Wyoming corporation, entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, on April 24, 2026 (the “Closing Date”), Merger Sub merged with and into the Wyoming Z Squared entity, which survived as a wholly-owned subsidiary of Coeptis and, pursuant to the articles of merger, changed its name to Z Squared OpCo Inc. (“OpCo”) (the “Business Combination”). On April 27, 2026, Coeptis amended its certificate of incorporation to change its corporate name to Z Squared Inc. (the post-Business Combination public parent company, referred to herein as the “Company,” “we,” “us,” or “our”), and on the same date the trading symbol for our Common Stock on the Nasdaq Global Market changed from “COEP” to “ZSQR.”

Merger Consideration. At the effective time of the Business Combination (the “Effective Time”), the former stockholders of OpCo received, in the aggregate, 43,877,497 shares of our Common Stock, representing the “Applicable Percentage” (as defined in the Merger Agreement) of our issued and outstanding Common Stock, calculated on a fully-diluted basis as provided in the Merger Agreement. The Business Combination was intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Shares Outstanding. Following the Effective Time, we had 51,431,493 shares of Common Stock issued and outstanding.

Smaller Reporting Company Status

We are a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act. We may take advantage of certain scaled disclosure requirements available to smaller reporting companies for so long as (i) the market value of our voting and non-voting common equity held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter, or (ii) our annual revenues are less than $100 million and such market value is less than $700 million.

Accounting Treatment. The Business Combination is accounted for as a reverse merger under U.S. GAAP (ASC 805-40), with OpCo treated as the accounting acquirer for financial reporting purposes. Accordingly, the historical financial statements of OpCo, rather than those of Coeptis, are the historical financial statements of the Company for periods prior to the Business Combination, and our consolidated financial statements following the Business Combination reflect the assets, liabilities, and operations of OpCo, together with the operations of the combined company from the Closing Date. The audited financial statements and related management’s discussion and analysis of OpCo, and the unaudited pro forma condensed combined financial information giving effect to the Business Combination, are incorporated by reference herein from our Current Report on Form 8-K/A. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 reflects Coeptis on a standalone, pre-Business Combination basis and does not consolidate OpCo. As a result of the issuance of our Common Stock in the Business Combination, a change of control of the Company occurred on the Closing Date.

For a more complete description of the Business Combination, our corporate history, and our business operations, see “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

Related Transactions — The Asset Contribution and the BSG Distribution. In connection with the Business Combination, BSG Series CM, LLC, a South Carolina limited liability company (“BSG”), contributed to OpCo a fleet of 9,800 ASIC miners pursuant to the Amended and Restated Asset-For-Share Exchange Agreement, dated June 24, 2025, between BSG Series CM, LLC and Z Squared Inc., as amended by the First Amendment to the Amended and Restated Asset-For-Share Exchange Agreement, dated February 10, 2026, as further amended by the Second Amendment to the Amended and Restated Asset-For-Share Exchange Agreement, between BSG Series CM, LLC and Z Squared Inc. dated April 23, 2026 (the “AFSA”) in exchange for shares of OpCo common stock. The AFSA ascribed a value of $660,300,000 to the contributed fleet (the “Z Squared Asset Value”). Upon consummation of the Business Combination, the OpCo shares held by BSG were converted into shares of our Common Stock, and immediately following the Closing, BSG held 41,521,276 shares of our Common Stock, representing approximately 80.73% of our then-outstanding Common Stock. The issuance of the shares of our Common Stock to BSG in connection with the Business Combination was registered under the Securities Act on the Company’s Registration Statement on Form S-4 (File No. 333-288329). On April 30, 2026, BSG distributed all of its shares of our Common Stock, pro rata and for no consideration, to its members, following which BSG ceased to beneficially own any shares of our Common Stock and filed Amendment No. 1 to its Schedule 13D on or about May 15, 2026 reflecting the disposition. The shares of our Common Stock distributed by BSG, remain subject to the contractual lock-up and leak-out restrictions set forth in the AFSA. Those restrictions generally provide that, subject to specified exceptions: (i) no sales may be made unless the volume-weighted average price of our Common Stock over the preceding 10 trading days exceeds $16.00 per share; (ii) for the 18-month period beginning April 27, 2026, a holder may sell in any calendar month no more than one-eighteenth (1/18th) of the total shares it received; (iii) sales in any calendar month may not exceed 5% of the average daily trading volume of our Common Stock over the preceding 10 trading days; (iv) no short sales of our Common Stock are permitted; and (v) the restrictions terminate if the closing price of our Common Stock exceeds $35.00 per share for two consecutive trading days. See “Selling Securityholder” and “Risk Factors.”

The Spin-Out. On April 15, 2026, in connection with the Business Combination, Coeptis reorganized substantially all of the assets and liabilities of its legacy biopharmaceutical operations (other than its interest in GEAR Therapeutics, Inc. (“GEAR”)) into a newly formed, wholly-owned subsidiary, Coeptis Holdings, Inc. (“CHI”), in exchange for 100% of the equity interests in CHI. Immediately prior to the consummation of the Business Combination, Coeptis declared and effected a one-for-one pro rata distribution of its equity interests in CHI to Coeptis stockholders of record as of January 2, 2026 (the “Spin-Out”). As a result of the Spin-Out, the legacy biopharmaceutical operations are held by CHI and do not form part of our consolidated business following the Business Combination.

GEAR Therapeutics. We retained our subsidiary GEAR following the Business Combination. In consideration for that retention, Coeptis issued 1,000,000 shares of Common Stock to CHI and granted CHI an option to acquire GEAR at its fair market value at the time of exercise. The option becomes exercisable on October 24, 2026 and remains exercisable for 24 months thereafter, with the exercise price payable, at CHI’s election, in cash, in shares of our Common Stock, or a combination thereof.

Board of Directors and Management. On the Closing Date, all directors and executive officers of Coeptis serving prior to the Effective Time resigned, and the directors designated by OpCo were appointed to our board of directors effective upon consummation of the Business Combination. David Halabu was appointed Chief Executive Officer and Brian Cogley was appointed Chief Financial Officer, and Ryan Schadel was appointed Chief Marketing Officer effective April 27, 2026. Our board of directors currently consists of four members: David Halabu, Adam Sohn, Bryan Fuerst, and Kenneth Cooper.

THE OFFERING

Shares of Common Stock offered by the Selling Securityholder	Up to 100,000 shares of Common Stock issuable upon exercise of the Warrants.

Shares of Common Stock outstanding prior to this offering	51,474,007 shares of Common Stock.

Shares of Common Stock outstanding after this offering	51,574,007 shares of Common Stock, assuming the exercise in full of the Warrants for the Shares registered under this prospectus.

Terms of the Offering	The Selling Securityholder will determine when and how it will dispose of any Shares registered under this prospectus for resale.

Use of Proceeds	We are not selling any securities under this prospectus and will not receive any proceeds from the sale of shares of Common Stock issuable upon exercise of the Warrants by the Selling Securityholder pursuant to this prospectus. See “Use of Proceeds.”

Risk Factors	Investing in our securities involves a high degree of risk. See the “Risk Factors” section of this prospectus, and the other information included in or incorporated by reference into this prospectus, for a discussion of factors that you should consider carefully before buying our securities.

Trading Symbol	Our Common Stock is listed on the Nasdaq Global Market under the symbol “ZSQR.”

RISK FACTORS

You should carefully review and consider the following risk factors and all other information contained in this prospectus and in the documents incorporated herein by reference, including the financial statements and related notes, in evaluating an investment in our Common Stock. In particular, you should consider the risk factors and other information set forth in our Current Report on Form 8-K filed with the SEC on April 30, 2026, as amended, which contains a description of our business and risk factors relating to the combined company following the Business Combination, and in our subsequent filings with the SEC, each of which is incorporated by reference into this prospectus. The risks discussed below and in the documents incorporated by reference are not the only risks we face, and may not prove to be exhaustive; they are based on certain assumptions made by us that later may prove to be incorrect or incomplete. Additional risks and uncertainties not currently known to us, or that we currently deem immaterial, may also materially and adversely affect our business, financial condition, results of operations, or cash flows. If any of these risks actually occurs, the trading price of our Common Stock could decline, and you could lose all or part of your investment.

Risks Related to This Offering

We will not receive any proceeds from the resale of the Shares by the Selling Securityholder.

All of the Shares offered under this prospectus are being offered by the Selling Securityholder for its own account. We are not selling any securities under this prospectus and will not receive any proceeds from the resale of the Shares by the Selling Securityholder. See “Use of Proceeds.”

The resale of a substantial number of the Shares by the Selling Securityholder, or the perception that such resales may occur, could adversely affect the market price of our Common Stock.

This prospectus registers the resale of up to 100,000 Shares issuable upon exercise of the Warrants, representing approximately 0.19% of our outstanding Common Stock as of June 26, 2026. The number of Shares being registered for resale is significant in relation to the number of shares of our Common Stock held by our non-affiliates and the historical trading volume of our Common Stock. The resale of these shares into the public market, or the perception that such resales may occur, could cause the market price of our Common Stock to decline significantly and could impair our ability to raise capital through future sales of equity securities.

Risks Related to Our Financial Condition and Going Concern

There is substantial doubt about our ability to continue as a going concern.

The report of our independent registered public accounting firm, Stephano Slack LLC, on the audited financial statements of OpCo, our accounting acquirer and predecessor for financial reporting purposes, as of and for the years ended December 31, 2025 and 2024, contains an explanatory paragraph expressing substantial doubt about the ability to continue as a going concern. Because the Business Combination is accounted for as a reverse merger with OpCo as the accounting acquirer, OpCo’s financial statements are our historical financial statements for periods prior to the Business Combination. OpCo was a development-stage enterprise that had not commenced principal operations or generated revenue prior to the Business Combination; as of December 31, 2025 it had an accumulated deficit of approximately $443 and, for the year then ended, incurred a net loss of approximately $323. As of March 31, 2026, we had an accumulated deficit of approximately $113,870,346 and, for the three months ended March 31, 2026, we incurred a net loss of approximately $4,020,896. These conditions raise substantial doubt about our ability to continue as a going concern. Following the Business Combination and our acquisition of the mining fleet, we will require substantial additional capital to fund the deployment and operation of our fleet, and there can be no assurance that such financing will be available on acceptable terms. A failure to obtain sufficient capital could require us to reduce or cease operations. For the combined company’s financial position and results of operations giving effect to the Business Combination, see the unaudited pro forma condensed combined financial information incorporated by reference herein.

We will require substantial additional funding to finance our operations and growth.

We are an early-stage company with a limited history of generating revenue. We believe that we will need to raise substantial additional capital to fund our continuing operations, fund hardware deployment, and execute our digital infrastructure strategy. Our ability to raise additional capital may be adversely impacted by our going concern status, our limited operating history, the volatility of cryptocurrency markets, and general economic and capital markets conditions. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back, or discontinue our operations or other initiatives.

Risks Related to Our Operations

We are an early-stage company with limited operating history as a computing infrastructure or digital asset mining company.

OpCo was incorporated in Wyoming in December 2022 and has a limited history of digital asset mining operations. We have not yet demonstrated the ability to operate our mining hardware fleet at scale, achieve profitability, or execute our broader computing infrastructure strategy. Our management team has limited experience in the digital asset mining and computing infrastructure industries.

The prices of Dogecoin and Litecoin are highly volatile, and a sustained decline in cryptocurrency prices could make our mining operations unprofitable.

Our mining revenues are denominated in DOGE and LTC, which we intend to convert to fiat currency or stablecoins promptly after receipt. Our breakeven DOGE price is estimated at approximately $0.13 per DOGE (accounting for LTC revenue credit under network conditions prevailing during April 18–27, 2026) and approximately $0.15 per DOGE on a DOGE-only basis. As of June 8, 2026, the most recent practicable date prior to the date of this prospectus, DOGE was trading at approximately $0.085 per DOGE, which was below our estimated breakeven. If DOGE and LTC prices remain below our breakeven for an extended period, we may not be able to fund operations or continue as a going concern.

We are dependent on third-party mining pools for block reward distribution.

We intend to operate within mining pools managed by third-party operators, including pools such as EMCD, Antpool, and ViaBTC, though we have not finalized all pool arrangements. Pool fees are currently estimated at up to approximately 4% of gross mining revenue. If a mining pool charges higher fees, changes its reward methodology, or fails to properly credit our contributed hash rate, our revenues could be adversely affected.

Increases in Dogecoin and Litecoin network hash rate and mining difficulty may reduce our share of block rewards.

The Dogecoin and Litecoin networks automatically adjust mining difficulty to maintain target block times. If additional miners join the networks, network difficulty will increase, reducing our expected block rewards for the same amount of hash rate. We have no control over network difficulty.

We are entirely dependent on the Minting Dome Master Services Agreement (“MSA”) for our hosting, power, and operational infrastructure.

All of our digital asset mining operations are hosted under the MSA with Minting Dome. Minting Dome is the exclusive provider of hosting services, electrical power at $0.088 per kWh, and operational infrastructure across all of our operating facilities. If the MSA is terminated, not renewed, or if Minting Dome is unable or unwilling to perform its obligations, we would lose access to our entire operating infrastructure.

Our ASIC mining hardware may become economically obsolete, and we may be unable to fund hardware replacements.

New-generation Scrypt miners are regularly introduced to the market, and as more efficient machines are deployed by competitors, our fleet’s proportional contribution to block rewards may decline. We may need to replace or upgrade our fleet, which requires substantial capital expenditure that we may not be able to fund.

The Z Squared Asset Value used to determine merger consideration assumed L9 machine performance; actual fleet performance differs.

The Z Squared Asset Value of approximately $660,300,000, used as the basis for determining the merger consideration, reflecting an approximately 85%/15% split, was calculated on the assumption that all 9,800 machines in the fleet perform at or near the level of Bitmain Antminer L9 units. The actual fleet consists predominantly of L7 units that have been overclocked and firmware-optimized to approach near-L9 performance levels. If these optimization methods do not achieve the assumed performance or degrade over time, the actual economic value of the fleet may be materially lower than the $660,300,000 valuation.

Our digital assets held in custody with Anchorage Digital are not guaranteed or insured by any government program.

Digital assets held in custody with Anchorage Digital Bank, National Association are not guaranteed by Anchorage Digital and are not subject to FDIC or SIPC insurance protections. Anchorage Digital maintains an aggregate $100 million commercial crime insurance policy covering all of its clients collectively; in the event of a large-scale loss event, the $100 million aggregate may be insufficient to fully compensate us.

Our strategy to expand into AI and high-density compute infrastructure is at an early stage and may not be successful.

We have publicly announced our intention to evaluate and develop AI and high-density compute infrastructure businesses. These markets are highly competitive and rapidly evolving. We have no operating history in AI infrastructure, and there can be no assurance that we will be able to identify suitable opportunities, fund the necessary capital expenditures, attract customers, or generate profitable returns.

Risks Related to BSG Series CM and Related Party Concentration

BSG, our former principal stockholder, is a named defendant in SEC enforcement proceedings.

BSG, the entity from which we acquired our mining hardware fleet, beneficially owned approximately 80.73% of our outstanding Common Stock immediately following the closing of the Business Combination. BSG is currently a defendant in Securities and Exchange Commission v. David Feingold, et al., Case No. 1:25-cv-20436-DPG (S.D. Fla.). BSG is subject to regulatory monitoring and oversight pursuant to court orders issued in connection with that litigation. Our contractual and prior significant-ownership relationship with BSG may expose us to regulatory inquiries, demands from third parties, and reputational harm. If the lock-up or leak-out obligations applicable to BSG’s former members are modified or overridden by court orders, those Shares could become available for resale in a manner that adversely affects our stock price.

BSG distributed its entire stake to its members on April 30, 2026; our largest holders are now BSG’s former members.

On April 30, 2026, BSG completed a pro rata distribution, for no consideration, of all 41,521,276 shares of our Common Stock it held — approximately 80.73% of our outstanding Common Stock immediately following the Business Combination — to its members in accordance with their respective membership interests. Following the distribution, BSG no longer beneficially owns any shares of our Common Stock and has ceased reporting under Section 13(d), as reported in BSG’s Amendment No. 1 to Schedule 13D filed May 15, 2026. The Shares are now held directly by BSG’s former members, in each case subject to the lock-up and leak-out restrictions under the AFSA, which by their terms apply to all transferees of BSG. The SEC enforcement proceedings against BSG and David Feingold (SEC v. Feingold, No. 1:25-cv-20436-DPG (S.D. Fla.)) remain ongoing, and court orders in that action could affect the Shares now held by BSG’s former members.

The resale of Shares by BSG’s former members or other selling securityholders may cause the market price of our Common Stock to decline significantly.

BSG acquired its shares in exchange for the contribution of our mining hardware fleet, rather than for cash. As a result, BSG’s former members and other transferees may have an effective cost basis substantially below recent market prices of our Common Stock, and may realize a positive return on the Shares even if the market price of our Common Stock is significantly below the price at which public investors purchased their shares. The availability of a large number of Shares for resale may suppress our stock price even before any actual sales occur.

Risks Related to Regulation and Legal Proceedings

Cryptocurrency mining is subject to evolving and uncertain regulatory treatment in the United States and internationally.

The legal and regulatory treatment of cryptocurrency mining is evolving rapidly. U.S. federal and state agencies, including the SEC, CFTC, FinCEN, IRS, and state banking and energy regulators, continue to develop their approaches to cryptocurrency and blockchain businesses. Regulation imposing taxes, restrictions, money services registration, AML/KYC obligations, or environmental requirements, or actions rendering DOGE or LTC a “security” subject to SEC registration requirements, could adversely affect our ability to operate.

The BSG Series CM enforcement proceedings could result in adverse court orders affecting our capital structure.

The SEC enforcement action against BSG Series CM and related defendants (SEC v. David Feingold, et al., Case No. 1:25-cv-20436-DPG) is ongoing. We cannot predict whether any court orders will restrict or modify the terms on which BSG’s former members may hold or dispose of our Common Stock, or require disgorgement of proceeds from any sales.

Risks Related to the SkyCore Digital Acquisition

Our proposed acquisition of SkyCore may not close on the expected timeline or at all.

On April 28, 2026, we entered into a binding letter of intent to acquire SkyCore. The acquisition is subject to definitive documentation, customary due diligence, financing, and other conditions. There is no assurance that the acquisition will be consummated.

The proposed SkyCore acquisition is expected to be financed with Series B Preferred Stock, the terms of which have not been finalized.

We expect to finance the proposed SkyCore acquisition in part through a Series B preferred stock financing. The Series B Convertible Preferred Stock is expected to bear a dividend payable in cash or in kind at our election and to be convertible into our Common Stock, with definitive terms — including stated value, dividend rate, conversion price, redemption, and any holder put rights — to be set forth in the Series B certificate of designation when filed. If the Series B financing is not consummated on acceptable terms, we may not be able to fund the SkyCore acquisition.

Risks Related to the Paradox Acquisition

Our proposed acquisition of Paradox may not close on the expected timeline or at all.

On June 18, 2026, we entered into a binding letter of intent to acquire a majority membership interest in Paradox Data LLC (“Paradox”),. The acquisition is subject to the negotiation and execution of definitive transaction documentation, completion of our due diligence, the vesting in Paradox of specified technology, land, and operational power capacity, the receipt of required consents and approvals, any approval of our stockholders required under applicable Nasdaq listing rules, and other customary closing conditions, and is subject to a drop-dead date of July 31, 2026. There is no assurance that the acquisition will be consummated on the terms described or at all.

The Paradox acquisition consideration consists of a newly designated Series D Convertible Preferred Stock, the terms of which have not been finalized.

The consideration for the Paradox acquisition would consist solely of shares of a newly designated Series D Convertible Preferred Stock having an aggregate initial liquidation preference of $5,000,000, with no cash consideration and no debt financing. The Series D Convertible Preferred Stock is expected to be convertible into our Common Stock, with definitive terms — including stated value, dividend rate, conversion price, redemption, voting, and liquidation rights — to be set forth in a certificate of designation to be filed with the Secretary of State of the State of Delaware at or prior to the closing of the acquisition. The conversion of the Series D Convertible Preferred Stock into Common Stock would be dilutive to holders of our Common Stock, and the issuance of the Series D Convertible Preferred Stock and the shares of Common Stock issuable upon its conversion may require the approval of our stockholders under applicable Nasdaq listing rules. The Series D Convertible Preferred Stock would be issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

Risks Related to Our Securities and Listing

Our Common Stock may be delisted from the Nasdaq Global Market if we fail to maintain listing standards.

We are an early-stage company with significant accumulated deficits, and we cannot assure you that we will be able to maintain compliance with all applicable Nasdaq listing standards. Delisting would reduce the trading market for our Common Stock and limit our ability to raise capital through equity offerings.

Our outstanding Warrants have exercise prices substantially above the recent trading price of our Common Stock, and there is no public trading market for our Warrants.

As of the date of this prospectus, we have outstanding (i) 375,000 Public Warrants exercisable in the aggregate for 187,500 shares of Common Stock at an exercise price of $230.00 per share, each Public Warrant being exercisable for one-half of one share of Common Stock; (ii) 187,500 Private Placement Warrants exercisable in the aggregate for 187,500 shares of Common Stock at an exercise price of $230.00 per share; and (iii) other Warrants exercisable in the aggregate for up to 543,619 shares of Common Stock at exercise prices ranging from $12.00 to $296.80 per share (with a weighted average exercise price of approximately $31.71 per share) and expiration dates ranging from May 2026 through January 2030. Exercise prices and underlying share counts described in the foregoing clauses (i) and (ii) reflect the 20-for-1 reverse stock split effected by our predecessor, Coeptis Therapeutics Holdings, Inc., on December 31, 2024. Pursuant to the Merger Agreement, each Warrant outstanding immediately prior to the closing of the Business Combination on April 24, 2026 remained outstanding in accordance with its terms immediately following the closing.

The exercise prices of substantially all of our outstanding Warrants are significantly above recent trading prices of our Common Stock. Accordingly, our Warrants are unlikely to be exercised in the foreseeable future absent a significant increase in the trading price of our Common Stock, and we cannot assure investors that we will receive any material proceeds from Warrant exercises. In addition, on April 24, 2026, concurrently with the closing of the Business Combination, the Company filed a Form 25 with the SEC to voluntarily withdraw the COEPW Public Warrants from listing on the Nasdaq Stock Market pursuant to Rule 12d2-2 under the Exchange Act. The delisting became effective ten calendar days following such filing, on or about May 4, 2026, and deregistration of the COEPW Public Warrants under Section 12(b) of the Exchange Act will become effective 90 days following the filing of the Form 25, on or about July 23, 2026. As a result, there is no public trading market for any of our Warrants. Holders of Warrants may have limited liquidity for their Warrant positions other than through cash exercise (subject to the substantially out-of-the-money exercise prices) or, with respect to Private Placement Warrants and certain other Warrants, cashless exercise to the extent permitted by the applicable warrant agreement.

Our management has limited experience operating a public company.

Our executive officers have limited experience managing a company subject to the ongoing reporting and compliance requirements applicable to public companies. These requirements impose significant legal and financial compliance costs and may divert management attention from business operations.

If we fail to maintain effective internal control over financial reporting, our ability to accurately report our financial results may be impaired.

As disclosed in Part I, Item 4 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, we are in the process of integrating accounting, treasury, custody, and operational systems into our internal control framework and expect to make significant changes to our internal control over financial reporting. We may identify material weaknesses or significant deficiencies. Our current principal executive officer and principal financial officer were appointed on or about April 24, 2026 and were not officers of the Company during the historical reporting period.

The GEAR Therapeutics, Inc. retained interest and the CHI option introduce structural uncertainty.

We retained our subsidiary GEAR Therapeutics, Inc. (“GEAR”). In connection with the Business Combination, Coeptis issued 1,000,000 shares of Common Stock to CHI and granted CHI an option to acquire GEAR for its fair market value, exercisable beginning October 24, 2026 for a period of 24 months. The ultimate disposition of GEAR introduces uncertainty into our consolidated balance sheet and earnings.

USE OF PROCEEDS

We will not receive any proceeds from the resale of shares of Common Stock issuable upon exercise of the Warrants by the Selling Securityholder pursuant to this prospectus. All of the Shares offered under this prospectus are being offered by the Selling Securityholder for its own account, and we will not receive any of the proceeds from such resales.

The Selling Securityholder will pay any underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses incurred by it in disposing of its Shares, and we will bear all other costs, fees, and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, and fees and expenses of our counsel and our independent registered public accountants.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Common Stock and we do not currently intend to pay any cash dividends on our Common Stock in the foreseeable future. We expect to retain all available funds and future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our Common Stock will be at the discretion of our board of directors and will depend on, among other factors, the terms of any outstanding preferred stock, our results of operations, financial condition, capital requirements, and contractual restrictions.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of Common Stock may be sold by the Selling Securityholder under this prospectus. The Selling Securityholder may sell all or a portion of its Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at negotiated prices. See “Plan of Distribution.”

SELLING SECURITYHOLDERS

This prospectus relates to the resale from time to time by the Selling Securityholder of up to 100,000 Shares issuable upon exercise of the Warrants. We are registering the Shares to permit the Selling Securityholder to offer them for resale from time to time.

The following table sets forth, with respect to the Selling Securityholder, (i) the number of shares of Common Stock beneficially owned prior to this offering, (ii) the maximum number of Shares that may be offered for resale by the Selling Securityholder under this prospectus, and (iii) the number of shares of Common Stock to be beneficially owned by the Selling Securityholder assuming the resale of all of the Shares offered hereby. The information in the table is based on information supplied to us by or on behalf of the Selling Securityholder and is current as of the date of the respective information was submitted to us by such Selling Securityholder.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, and includes shares of Common Stock with respect to which a Selling Securityholder has sole or shared voting or investment power. The percentages of beneficial ownership are based on 51,474,007 shares of Common Stock outstanding as of June 26, 2026. The fourth and fifth columns assume the sale of all of the Shares offered by the Selling Securityholder pursuant to this prospectus, although the Selling Securityholder may sell some, all, or none of its Shares. We do not know how long the Selling Securityholder will hold the Shares before selling them, and, except as described in the footnotes to the table or elsewhere in this prospectus, we currently have no agreements, arrangements, or understandings with the Selling Securityholder regarding the sale of any of the Shares.

Except as set forth in the footnotes to the table below or as otherwise disclosed in this prospectus, the Selling Securityholder has not held any position or office with, or otherwise had any material relationship with, us or any of our predecessors or affiliates within the past three years, other than as a holder of our securities and as described in footnote (1) below. Unless otherwise indicated, the business address of the Selling Securityholder is 407 Lincoln Road, Suite 8G, Miami Beach, FL 33139.

	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this	Number of Shares of Common Stock Owned After Offering(2)
Name of Selling Stockholder	Number	Percent	Prospectus	Number	Percent
Deere Park Capital LLC (1)	0	—	100,000	0	—

(1)	Douglas Gerrard holds voting and dispositive power over the shares held by Deere Park Capital LLC, which is a registered broker-dealer. Deere Park Capital LLC acquired the Warrants underlying the Shares as compensation for investment banking services provided to the Company.

(2)	Assumes the sale of all shares being offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

We are registering the Shares issuable upon exercise of the Warrants to permit the resale of the Shares by the Selling Securityholder from time to time after the date of this prospectus. We will not receive any proceeds from the resale of the Shares by the Selling Securityholder.

The Shares may be sold or distributed from time to time by the Selling Securityholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The term “Selling Securityholder” includes donees, pledgees, transferees, or other successors in interest selling Shares received after the date of this prospectus from the Selling Securityholder as a gift, pledge, partnership or limited liability company distribution, or other transfer. The Shares may be sold by one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our Common Stock;

●	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Securityholder and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. A Selling Securityholder that is deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain liabilities and statutory restrictions, including under Rule 10b-5 and Regulation M under the Exchange Act. The Selling Securityholder is a registered broker-dealer and an affiliate of a registered broker-dealer. The Selling Securityholder acquired the Warrants as compensation for investment banking services provided to the Company, and has represented to us that it acquired such securities in the ordinary course of business and that, at the time of acquisition, it had no agreements or understandings, directly or indirectly, with any person to distribute such securities. Because the Selling Securityholder acquired the Warrants as compensation for investment banking services, it is not being identified as an underwriter solely by reason of its status as a broker-dealer or as an affiliate of a broker-dealer; to the extent it is otherwise deemed an underwriter within the meaning of Section 2(a)(11) of the Securities Act, it will be subject to the prospectus-delivery requirements of the Securities Act.

Brokers, dealers, underwriters, or agents participating in the distribution of the Shares may receive compensation in the form of commissions, discounts, or concessions from the Selling Securityholders and/or from the purchasers of the Shares for whom such broker-dealers may act as agent. The compensation paid to any particular broker-dealer may be less than or in excess of customary commissions. Neither we nor the Selling Securityholder can presently estimate the amount of compensation that any agent will receive.

Except as described in this prospectus, we know of no existing arrangements between the Selling Securityholder and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the Shares issuable upon exercise of the Warrants.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement, or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of Shares by a Selling Securityholder, including the names of any brokers, dealers, underwriters, or agents participating in the distribution of such Shares, any compensation paid by the Selling Securityholder to any such brokers, dealers, underwriters, or agents, and any other required information.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We will pay all expenses incident to the registration of the Shares, including, without limitation, registration and filing fees, Nasdaq fees, and the fees and expenses of our counsel and our independent registered public accountants. The Selling Securityholders will bear all underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses, if any, incurred by them in disposing of the Shares. We estimate that the total expenses of the offering will be approximately $112,802.

We have advised the Selling Securityholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Securityholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the Shares.

This offering will terminate on the date that all Shares offered by this prospectus have been sold by the Selling Securityholder, or such earlier date on which the registration statement of which this prospectus forms a part is no longer effective or available for use.

Our Common Stock is listed on the Nasdaq Global Market under the symbol “ZSQR.” On June 25, 2026, the closing price of our Common Stock was $12.20 per share.

DESCRIPTION OF SECURITIES

The Shares offered by this prospectus upon exercise of the Warrants held by the Selling Securityholder are shares of our Common Stock, par value $0.0001 per share. As of June 26, 2026, we had 51,474,007  shares of Common Stock and no shares of preferred stock issued and outstanding, and our authorized capital stock consisted of 150,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. For a description of our capital stock, see “Description of Capital Stock” in our Current Report on Form 8-K filed with the SEC on April 30, 2026, which is incorporated by reference into this prospectus, and our Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part. See “Incorporation of Certain Information by Reference.”

LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus will be passed upon for us by Zarif Law Group P.C., Asbury Park, New Jersey.

EXPERTS

The consolidated financial statements of Z Squared OpCo Inc. as of December 31, 2025 and December 31, 2024, and for each of the years then ended, incorporated by reference in this prospectus from our Current Report on Form 8-K/A, have been audited by Stephano Slack LLC, an independent registered public accounting firm, as set forth in its report thereon (which report contains an explanatory paragraph expressing substantial doubt about the ability of Z Squared OpCo Inc. to continue as a going concern). Such consolidated financial statements are incorporated by reference herein in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information about issuers, such as us, that file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is http://www.zsquaredinc.com. There we make available, free of charge, through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with the SEC. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus. All website addresses in this prospectus are intended to be inactive textual references only.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. The registration statement, its exhibits, and the documents incorporated by reference into this prospectus and their exhibits all contain information that is material to the offering of the securities hereby. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document. You may inspect a copy of the registration statement and its exhibits through the SEC’s website, as provided above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus is part of a registration statement on Form S-1 filed pursuant to General Instruction VII of Form S-1.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the documents listed below (in each case, excluding any information contained therein to the extent “furnished” and not “filed”) that we have filed with the SEC under File No. 001-39669 (CIK 0001759186):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 19, 2026;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 15, 2026;

●	our Current Report on Form 8-K filed with the SEC on April 30, 2026, and our Current Report on Form 8-K/A filed with the SEC on June 1, 2026, in each case reporting the Business Combination and related transactions and including the description of our business, the audited financial statements of Z Squared OpCo Inc., and the unaudited pro forma condensed combined financial information giving effect to the Business Combination;

●	our Current Reports on Form 8-K filed with the SEC on January 16, 2026, February 4, 2026, February 12, 2026, April 8, 2026, April 24, 2026, April 28, 2026, May 1, 2026, May 21, 2026, May 22, 2026, June 4, 2026 and June 26, 2026 (excluding, in each case, any information furnished under Item 2.02 or Item 7.01 and any related exhibits furnished under Item 9.01); and

●	the description of our securities set forth under the heading “Description of Capital Stock” in our Current Report on Form 8-K filed with the SEC on April 30, 2026, including any amendment or report filed for the purpose of updating that description.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 describes the biopharmaceutical business conducted by the Company prior to the Business Combination, substantially all of which was contributed to Coeptis Holdings, Inc. and distributed to the Company’s stockholders in the Spin-Out, and includes the historical financial statements of Coeptis Therapeutics Holdings, Inc. As a result of the Business Combination, which is accounted for as a reverse merger under which Z Squared OpCo Inc. is the accounting acquirer, the operative business of the Company is the business of OpCo, and the historical financial statements of the Company are those of OpCo. Accordingly, the historical financial statements of Coeptis Therapeutics Holdings, Inc. and the related report of its independent registered public accounting firm included in the Annual Report on Form 10-K are modified and superseded for purposes of this prospectus, and you should rely on the information set forth in our Current Reports on Form 8-K filed April 30, 2026 and Form 8-K/A filed June 1, 2026, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, each of which is incorporated by reference herein. To the extent any information in the Annual Report on Form 10-K is inconsistent with information in those later-filed documents, you should rely on the later-filed documents, which modify and supersede the Annual Report on Form 10-K.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement, and all such documents filed after the date of this prospectus and prior to the termination or completion of the offering (in each case, excluding any information furnished rather than filed), shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a free copy of any of the documents incorporated by reference into this prospectus (other than exhibits, unless those exhibits are specifically incorporated by reference into the documents) by writing or telephoning us at the following address:

Z Squared Inc. 550 South Andrews Ave., Suite 700 Fort Lauderdale, Florida 33301 (954) 400-9994.

Exhibits to the incorporated filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus. The documents incorporated by reference may also be accessed through our website at http://www.zsquaredinc.com.

Z SQUARED INC.

Up to 100,000 SHARES OF COMMON STOCK

PROSPECTUS

June 26, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses payable by the registrant in connection with the offering of the securities being registered.

SEC registration fee	$176
Accounting fees and expenses	10,000
Legal fees and expenses	35,000
Miscellaneous expenses	-
Total	$45,176

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that the registrant’s certificate of incorporation, as amended to date, may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision may not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under section 174 of the DGCL or (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit. No such provision may eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date when such provision became effective.

The registrant’s certificate of incorporation limits directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;

●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	for any unlawful payment of dividends or redemption of shares; or

●	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the registrant’s Bylaws provide that the registrant will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, the registrant has entered into indemnification agreements with all of the registrant’s executive officers and directors. These agreements, among other things, require the registrant to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding all securities issued by the Company (or, where indicated, by Z Squared OpCo Inc.) within the three years preceding the date of this Registration Statement that were not registered under the Securities Act. Except as otherwise noted, all share numbers reflect the 20-for-1 reverse stock split effected on December 30, 2024.

Issuances in connection with, and following, the Business Combination (2026)

●	On or about April 24, 2026, Z Squared OpCo Inc. (formerly Z Squared Inc., a Wyoming corporation) issued 44,062,947 shares of OpCo common stock to BSG Series CM, LLC, a single accredited investor, in exchange for 9,800 ASIC mining machines pursuant to the Amended and Restated Asset-For-Share Exchange Agreement; in the Business Combination, such OpCo shares were converted into shares of the Company’s Common Stock, and BSG held 41,521,276 shares of the Company’s Common Stock immediately following the closing.

●	On or about April 24, 2026, the Company issued 1,000,000 shares of Common Stock to Coeptis Holdings, Inc. in connection with the retention of GEAR Therapeutics, Inc. and the related option arrangement.

●	On April 27, 2026, the Company issued 200,000 shares of Common Stock to Group 10 Holdings LLC pursuant to the Second Amendment to the Group 10 Holdings LLC consulting agreement.

●	On or about January 23, 2026, the Company entered into a Corporate Services Agreement with Moneta Advisory Partners, LLC providing for a milestone-based equity award.

Other issuances by the Company (2023–2026)

●	On August 16, 2023, the Company issued 200,000 shares of Common Stock to Deverra Therapeutics Inc. as partial consideration under the License Agreement and Asset Purchase Agreement.

●	In the October 2023 private placement, the Company issued 38,850 shares of Common Stock, Pre-Funded Warrants to purchase up to 61,150 shares, Series A Warrants to purchase up to 100,000 shares at $27.20 per share, and Series B Warrants to purchase up to 100,000 shares at $27.20 per share, for gross proceeds of $2,000,000, together with Placement Agent Warrants to purchase 6,000 shares at $28.00 per share.

●	In December 2023, the Company sold a pre-funded warrant to AMLS Holdings, LLC, which were exercised for 150,000 shares of Common Stock totalling gross proceeds of $1,200,000, and in February 2024 the Company sold a pre-funded warrant to Alamo Board Marketing, LLC, which was exercised for 300,000 shares of Common Stock totalling gross proceeds of $2,400,000.

●	In a private placement that closed in tranches between approximately June 2024 and February 6, 2025, the Company issued an aggregate of 10,000 shares of Series A Preferred Stock (stated value $1,000 per share) for aggregate gross proceeds of approximately $10,000,000; the offering included 250,000 shares of Common Stock issued to Christopher Calise, then a member of the Company’s Board of Directors, and 49,500 shares of Common Stock issued to CJC Investment Trust, an entity controlled by him. All 10,000 shares of Series A Preferred Stock converted into an aggregate of 1,250,000 shares of Common Stock during the year ended December 31, 2025.

●	Under the Standby Equity Purchase Agreement (“SEPA”) and related convertible notes with YA II PN, Ltd. (“Yorkville”), the Company issued 20,000 Commitment Shares (November 2024) and issued shares of Common Stock upon SEPA advances and note conversions, including 81,877 shares (January 2025), 165,000 shares (third quarter 2025), 60,000 shares (fourth quarter 2025), and 39,273 shares (first quarter 2026).

●	Under the Company’s 2022 Equity Incentive Plan, the Company granted options to purchase Common Stock to officers, directors, employees, and consultants, including options for 67,875 shares (January 2023, average exercise price $32.60), 15,000 shares (October 2023, $21.40), 76,750 shares (January 2024, average $12.92), 120,000 shares (June 2024, $6.20), and 87,375 shares (March 2025, average $10.52), together with stand-alone options and service-provider warrants granted outside the plan, including 100,000-share warrants at $12.00 per share and a 100,000-share option at $5.72 per share (each January 2025).

●	During the year ended December 31, 2025, the Company issued an aggregate of 362,871 shares of Common Stock for services and 187,500 shares pursuant to an asset purchase agreement, and issued warrants for services valued at approximately $824,295. During the three months ended March 31, 2026, the Company issued 330,775 shares of Common Stock in connection with an investment and 437,000 shares upon the exercise of stock options.

●	From July 2025 to September 2025, the Company sold 436,467 shares of Common Stock in a private placement for $2,500,000 in cash and $2,500,000 in promissory notes, and in December 2025 sold 260,000 shares of Common Stock to two private investors for $3,120,000 in promissory notes.

As of the date of this Registration Statement, the Company has granted restricted stock units under its 2025 Incentive Compensation Plan that remain unvested and unsettled; no shares of Common Stock have been issued upon settlement of such restricted stock units.

The offers, sales, and issuances of the securities described above were made in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder, in each case as transactions by an issuer not involving any public offering. No underwriters were involved in these transactions, and the recipients represented their intention to acquire the securities for investment only and not with a view to, or for resale in connection with, any distribution thereof.

Item 16. Exhibits.

Exhibit No.	Description
2.1**	Agreement and Plan of Merger, dated as of April 25, 2025, by and among Coeptis Therapeutics Holdings, Inc., CP Merger Sub, Inc., and Z Squared Inc. (incorporated by reference to Exhibit 2.1 in the Current Report on Form 8-K filed with the SEC on April 28, 2025).
2.2**	Limited Waiver and First Amendment to Merger Agreement, dated as of May 27, 2025 (incorporated by reference to Exhibit 2.2 in the Registration Statement on Form S-4 (File No. 333-288329) filed with the SEC on June 26, 2025).
2.3**	Limited Waiver and Second Amendment to Merger Agreement, dated as of June 10, 2025 (incorporated by reference to Exhibit 2.3 in the Registration Statement on Form S-4 (File No. 333-288329) filed with the SEC on June 26, 2025).
2.4**	Limited Waiver and Third Amendment to Merger Agreement, dated as of June 20, 2025 (incorporated by reference to Exhibit 2.4 in the Registration Statement on Form S-4 (File No. 333-288329) filed with the SEC on June 26, 2025).
2.5**	Limited Waiver and Fourth Amendment to Merger Agreement, dated as of August 17, 2025 (incorporated by reference to Exhibit 2.5 in the Registration Statement on Form S-4 (File No. 333-288329) filed with the SEC on September 12, 2025).
2.6**	Limited Waiver and Fifth Amendment to Merger Agreement, dated as of September 10, 2025 (incorporated by reference to Exhibit 2.6 in the Registration Statement on Form S-4 (File No. 333-288329) filed with the SEC on September 12, 2025).
2.7**	Limited Waiver and Sixth Amendment to Merger Agreement, dated as of September 30, 2025 (incorporated by reference to Exhibit 2.7 in the Registration Statement on Form S-4 (File No. 333-288329) filed with the SEC on October 3, 2025).
3.1	Amended and Restated Certificate of Incorporation of Z Squared Inc. (formerly Coeptis Therapeutics Holdings, Inc.) (incorporated by reference to Exhibit 3.1 in the Current Report on Form 8-K filed with the SEC on November 3, 2022).
3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation Coeptis Therapeutics Holdings, Inc. dated December 26, 2024 (incorporated by reference to Exhibit 99.1 in the Current Report on Form 8-K filed with the SEC on December 27, 2024).
3.3	Amendment to Amended and Restated Certificate of Incorporation of Z Squared Inc. (incorporated by reference to Exhibit 3.2 in the Current Report on Form 8-K filed with the SEC on April 30, 2026).
3.4	Second Amended and Restated Bylaws of Z Squared Inc. (incorporated by reference to Exhibit 3.3 in the Quarterly Report on Form 10-Q filed with the SEC on May 15, 2026).
3.5	Certificate of Designation of Preferences, Rights and Limitations of the Series A Preferred Stock (incorporated by reference to Exhibit 99.1 in the Current Report on Form 8-K filed with the SEC on June 20, 2024).
5.1*	Opinion of Zarif Law Group P.C.
10.1	Committed Equity Forward Purchase Agreement, dated as of May 29, 2026, between Z Squared Inc. and LucentHash / Data Part Capital (incorporated by reference to Exhibit 10.1 in the Current Report on Form 8-K filed with the SEC on June 4, 2026).
10.2	Binding Letter of Intent, dated April 28, 2026, by and among Z Squared Inc., MN Data Centers JV LLC, and Claw Holdings, LLC (incorporated by reference to Exhibit 10.1 in the Current Report on Form 8-K filed with the SEC on May 1, 2026).
10.3 †	Amended and Restated Executive Employment Agreement, dated April 27, 2026, by and between Z Squared Inc. and David Halabu (incorporated by reference to Exhibit 10.6 in the Current Report on Form 8-K filed with the SEC on May 1, 2026).
10.4 †	Amended and Restated Executive Employment Agreement, dated April 27, 2026, by and between Z Squared Inc. and Brian Cogley (incorporated by reference to Exhibit 10.7 in the Current Report on Form 8-K filed with the SEC on May 1, 2026).
10.5 †	Executive Employment Agreement, dated April 27, 2026, by and between Z Squared Inc. and Ryan Schadel (incorporated by reference to Exhibit 10.8 in the Current Report on Form 8-K filed with the SEC on May 1, 2026).
10.6 †	Employment Agreement by and between Z Squared Inc. and Michelle Burke dated June 25, 2025 (incorporated by reference to Exhibit 10.13 in the Current Report on Form 8-K filed with the SEC on April 30, 2026).

Exhibit No.	Description
10.7 †	Form of Independent Director Agreement (incorporated by reference to Exhibit 10.9 in the Current Report on Form 8-K filed with the SEC on May 1, 2026).
10.8 †	Z Squared Inc. Non-Employee Director Compensation Program (incorporated by reference to Exhibit 10.10 in the Current Report on Form 8-K filed with the SEC on May 1, 2026).
10.9 †	Form of Stock Option Award Agreement under the Z Squared Inc. 2025 Incentive Compensation Plan (incorporated by reference to Exhibit 10.12 in the Current Report on Form 8-K filed with the SEC on May 1, 2026).
10.10 †	Form of Restricted Stock Unit Award Agreement under the Z Squared Inc. 2025 Incentive Compensation Plan (incorporated by reference to Exhibit 10.13 in the Current Report on Form 8-K filed with the SEC on May 1, 2026).
10.11 †	Form of Restricted Stock Award Agreement under the Z Squared Inc. 2025 Incentive Compensation Plan (incorporated by reference to Exhibit 10.14 in the Current Report on Form 8-K filed with the SEC on May 1, 2026).
10.12	Indemnification Agreement by and between Z Squared Inc. and David Halabu (incorporated by reference to Exhibit 10.6 in the Current Report on Form 8-K filed with the SEC on April 30, 2026).
10.13	Indemnification Agreement by and between Z Squared Inc. and Adam Sohn (incorporated by reference to Exhibit 10.7 in the Current Report on Form 8-K filed with the SEC on April 30, 2026).
10.14	Indemnification Agreement by and between Z Squared Inc. and Bryan Fuerst (incorporated by reference to Exhibit 10.8 in the Current Report on Form 8-K filed with the SEC on April 30, 2026).
10.15	Indemnification Agreement by and between Z Squared Inc. and Kenneth Cooper (incorporated by reference to Exhibit 10.9 in the Current Report on Form 8-K filed with the SEC on April 30, 2026).
10.16	Indemnification Agreement by and between Z Squared Inc. and Michelle Burke (incorporated by reference to Exhibit 10.10 in the Current Report on Form 8-K filed with the SEC on April 30, 2026).
10.17	Indemnification Agreement by and between Z Squared Inc. and Brian Cogley (incorporated by reference to Exhibit 10.11 in the Current Report on Form 8-K filed with the SEC on April 30, 2026).
10.18	Second Amendment to the Amended and Restated Asset-For-Share Exchange Agreement, dated April 23, 2026 (incorporated by reference to Exhibit 10.3 in the Current Report on Form 8-K filed with the SEC on April 30, 2026).
10.19	Marketing Services Agreement, dated February 24, 2026, by and between Z Squared Inc. and Fulcrum New Amsterdam LLC (d/b/a Retail Sparks) (incorporated by reference to Exhibit 10.5 in the Current Report on Form 8-K filed with the SEC on May 1, 2026).
10.20	First Amendment to the Amended and Restated Asset-For-Share Exchange Agreement, dated February 10, 2026 (incorporated by reference to Exhibit 10.2 in the Current Report on Form 8-K filed with the SEC on April 30, 2026).
10.21	Corporate Services Agreement, dated as of January 23, 2026, by and between Z Squared Inc. and Moneta Advisory Partners, LLC (including the Milestone-Based Equity Award Schedule attached as Exhibit B thereto) (incorporated by reference to Exhibit 10.3 in the Current Report on Form 8-K filed with the SEC on May 1, 2026).
10.22 †	Z Squared Inc. 2025 Incentive Compensation Plan (incorporated by reference to Annex C in the Registration Statement on Form S-4/A (File No. 333-288329) filed with the SEC on December 22, 2025).
10.23 #	Investor Relations Consulting Agreement, dated December 8, 2025, by and between Z Squared Inc. and MZHCI, LLC (incorporated by reference to Exhibit 10.4 in the Current Report on Form 8-K filed with the SEC on May 1, 2026).
10.24	Master Custody Services Agreement between Anchorage Digital Bank, National Association and Z Squared Inc., dated August 14, 2025 (incorporated by reference to Exhibit 10.24 in the Registration Statement on Form S-4/A (File No. 333-288329) filed with the SEC on October 3, 2025).
10.25	Master Services Agreement between Minting Dome Inc. and Z Squared Inc., dated July 26, 2025 (incorporated by reference to Exhibit 10.25 in the Registration Statement on Form S-4 (File No. 333-288329) filed with the SEC on June 26, 2025.

Exhibit No.	Description
10.26	Amended and Restated Asset-For-Share Exchange Agreement, dated June 24, 2025, between BSG Series CM, LLC and Z Squared Inc. (incorporated by reference to Exhibit 10.1 in the Current Report on Form 8-K filed with the SEC on April 30, 2026).
10.27	Form of Voting Agreement, dated as of April 25, 2025, by and among Z Squared Inc. and certain stockholders of Coeptis (incorporated by reference to Exhibit 10.1 in the Current Report on Form 8-K filed with the SEC on April 28, 2025).
10.28	Convertible Promissory Note issued to YA II PN, Ltd. (incorporated by reference to Exhibit 10.1 in the Current Report on Form 8-K filed with the SEC on January 24, 2025).
10.29	Standby Equity Purchase Agreement, dated November 1, 2024, between Coeptis Therapeutics Holdings, Inc. and YA II PN, Ltd. (incorporated by reference to Exhibit 10.1 in the Current Report on Form 8-K filed with the SEC on November 6, 2024).
10.30	Form of Convertible Promissory Note issued to YA II PN, Ltd. (incorporated by reference to Exhibit 10.2 in the Current Report on Form 8-K filed with the SEC on November 6, 2024).
10.31	Registration Rights Agreement, dated November 1, 2024, between Coeptis Therapeutics Holdings, Inc. and YA II PN, Ltd. (incorporated by reference to Exhibit 10.3 in the Current Report on Form 8-K filed with the SEC on November 6, 2024).
10.32 †	Employment Agreement between Coeptis Therapeutics, Inc. (now known as Z Squared Inc.) and David Mehalick (incorporated by reference to Exhibit 4.1 in the Current Report on Form 8-K filed with the SEC on February 25, 2022).
10.33	Binding Letter of Intent, dated June 18, 2026, by and among Z Squared Inc., Paradox Data LLC, and the Sellers party thereto (incorporated by reference to Exhibit 10.1 in the Current Report on Form 8-K filed with the SEC on June 26, 2026).
21.1	Subsidiaries of Z Squared Inc. (incorporated by reference to Exhibit 21.1 in the Current Report on Form 8-K filed with the SEC on April 30, 2026).
23.1*	Consent of Zarif Law Group P.C. (included in Exhibit 5.1).
23.2*	Consent of Stephano Slack LLC, independent registered public accounting firm.
24.1	Powers of Attorney (included on the signature page hereto)
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
107*	Filing Fee Table computed pursuant to Rule 457 based on the aggregate offering price of the Shares registered hereby.

*	Filed herewith.

**	Schedules and exhibits omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

†	Indicates a management contract or compensatory plan, contract, or arrangement.

#	Certain information contained in this exhibit, marked by brackets or asterisks, has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential. The registrant hereby agrees to furnish supplementally an unredacted copy of the exhibit to the Securities and Exchange Commission upon request.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(i), (a)(ii), and (a)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	That, for purposes of determining any liability of the registrant under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on June 26, 2026.

Z SQUARED INC.

By:	/s/ David Halabu
Name:	David Halabu
Title:	Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. David Halabu and Brian Cogley, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all additional registration statements relating to the Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Halabu	Chief Executive Officer and Director	June 26, 2026
David Halabu	(Principal Executive Officer)

/s/ Brian Cogley	Chief Financial Officer	June 26, 2026
Brian Cogley	(Principal Financial and Accounting Officer)

/s/ Adam Sohn	Director	June 26, 2026
Adam Sohn

/s/ Bryan Fuerst	Director	June 26, 2026
Bryan Fuerst

/s/ Kenneth Cooper	Director	June 26, 2026
Kenneth Cooper